UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2007

SIEBERT FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

New York	0-5703	11-1796714

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

885 Third Avenue, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 644-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01	Other Events.

          On June 4, 2007, the board of directors of Siebert Financial Corp. (the “Company”) declared a dividend of $0.12 per share on the common stock of the Company, payable June 29, 2007, to shareholders of record at the close of business on June 20, 2007. Chairwoman Muriel F. Siebert has waived her right to receive the dividend in excess of the aggregate amount of dividend to be paid to other shareholders. As a result Ms. Siebert will receive a dividend of approximately $280,000 as compared to the amount of approximately $2.4 million that would have been paid on her total holdings. The remaining waived amount of approximately $2.1 million will be retained by the Company as capital available for use in its business. A copy of the press release issued by the Company on June 4, 2007 relating thereto is filed herewith as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

	99.1	Press Release issued by Siebert Financial Corp., dated June 4, 2007.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIEBERT FINANCIAL CORP.

Date: June 4, 2007	By:	/s/ Joseph M. Ramos, Jr.

Joseph M. Ramos, Jr.
Executive Vice President and Chief Financial Officer